Exhibit 99.1

Contact:

ImmunoCellular Therapeutics, Ltd. Investor Relations Jane Green 415.348.0010 direct 415.652.4819 mobile jane@jmgcomm.com

     ImmunoCellular Therapeutics Announces Fourth Quarter and Full Year 2013 Financial Results

Conference Call Today at 5:00 pm ET

Los Angeles, CA – March 13, 2014 – ImmunoCellular Therapeutics, Ltd. (“ImmunoCellular”) (NYSE MKT: IMUC) today announced financial results for the quarter and year ended December 31, 2013.

For the year ended December 31, 2013, the Company incurred a net loss of $8.8 million, or $0.16 per basic and diluted share, compared to a net loss of $14.5 million for the year ended December 31, 2012, or $0.35 per basic and diluted share. The net loss for 2013 includes a credit of $642,000 related to the revaluation of the Company’s warrant derivatives, and a charge of $724,000 for stock-based compensation. The net loss for 2012 included a charge of $2.3 million related to the revaluation of the warrant derivatives, a $397,000 financing charge and a charge of $496,000 for stock-based compensation.

For the quarter ended December 31, 2013, the Company reported net income of $117,000, or $0.00 per basic and diluted share, compared to net income of $484,000, or $0.01 per basic and diluted share for the quarter ended December 31, 2012. The income for the quarter ended December 31, 2013, reflects a credit of $2.6 million related to the revaluation of the Company’s warrant derivatives. The net income for the quarter ended December 31, 2012 reflects a credit of $2.7 million related to the revaluation of the Company’s warrant derivatives.

The Company reported that cash used in operations during 2013 was $8.8 million compared to $12.4 million in 2012. During 2012, the Company completed its patient enrollment in ICT-107. Accordingly, the Company did not incur certain patient care-related expenses in 2013.

Additionally, the Company’s general and administrative expenses decreased in 2013 to $3.4 million in 2013 compared to $3.6 million in 2012. During 2013, the Company reduced its spending in certain general and administrative areas, which resulted in a decrease in expense.

As of December 31, 2013, the Company had $27.6 million in cash. During 2013, the Company received $5.0 million from the exercise of warrants and $4.9 million in net proceeds from its controlled equity offering.

“In 2013, we made progress on several important fronts,” said Andrew Gengos, ImmunoCellular Chief Executive Officer. “We advanced our clinical pipeline and strengthened our operations, manufacturing and business functions. We shored up our cash position and continued to manage our resources and expenses responsibly and maintain our company’s sound financial footing.”

Continued Mr. Gengos: “We anticipate many important milestones in 2014. We have submitted an abstract for acceptance, and we are looking forward to presenting at ASCO the matured data set from the phase II trial of ICT-107 in patients with newly diagnosed glioblastoma, including updated efficacy data and predefined subset and immunological data that can help to define our clinical strategies for this program going forward. We are preparing to meet with the FDA in an end-of-phase-II meeting to discuss the protocol for a phase III trial with ICT-107. Assuming a favorable outcome from those discussions, we could be on a pathway to initiating that trial in early 2015. At the same time, we are preparing to meet with the EMA to discuss our European regulatory strategy in the second or third quarter of the year. The ICT-121 phase I trial in recurrent glioblastoma is progressing at Cedars-Sinai, and we anticipate completing enrollment by the end of the year. We plan to start the phase II ICT-140 trial in patients with ovarian cancer in the third quarter. We are on track to complete our next-generation manufacturing process development in the second quarter, and to select our phase III manufacturer in the third quarter. We believe that these milestones represent important potential steps toward our goal of building a leading immunotherapy company, improving outcomes for patients with cancer, and creating value for all our stakeholders.”

Conference Call Today

ImmunoCellular is holding a conference call and webcast today at 5:00 pm ET to discuss fourth quarter 2013 financial results and provide a business update. The call will be hosted by Andrew Gengos, President and CEO.

LIVE CALL:	(877) 853-5636 (toll-free); conference code: 5866155

WEBCAST:	Interested parties who wish to listen to the webcast should visit the Investor
Relations section of ImmunoCellular's website at www.imuc.com, under the
Events and Presentations tab. A replay of the webcast will be available one hour after the conclusion of the event.

The conference call will contain forward-looking statements. The information provided on the teleconference is accurate only at the time of the conference call, and ImmunoCellular will take no responsibility for providing updated information except as required by law.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. ImmunoCellular has concluded a phase II trial of its lead product candidate, ICT-107, a dendritic cell-based vaccine targeting multiple tumor-associated antigens for glioblastoma. ImmunoCellular’s pipeline also includes ICT-121, a dendritic cell vaccine targeting CD133, and ICT-140, a dendritic cell vaccine targeting ovarian cancer antigens and cancer stem cells. To learn more about ImmunoCellular, please visit www.imuc.com.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements that are subject to a number of risks and uncertainties, including the risk that ICT-107 can be further successfully developed or commercialized, the timing and outcome of our planned end-of-phase-II meeting with the FDA and whether or not we may be in a position start a phase III study in 2014. Additional risks and uncertainties are described in IMUC’s most recently filed quarterly report on Form 10-Q and annual report on Form 10-K. Except as permitted by law, IMUC undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.